EXHIBIT 99.1

   Media Contact: Kekst & Co.            STILWELL
      Robert Siegfried (212-521-4832)    FINANCIAL INC.
      Michael Herley (212-521-4897)
                                                     920 Main Street, 21st Floor
                                                    Kansas City, Missouri  64105

Investors Contact:                                              NYSE Symbol:  SV
  Landon H. Rowland (816-218-2416)
    Chairman, President and CEO

  Douglas E. Pittman (816-218-2415)      Release No. 2001-03    January 26, 2001
    Manager of Investor Relations


                                 {NEWS RELEASE}
                             STILWELL FINANCIAL INC.
                         TO INCREASE OWNERSHIP STAKE IN
                            JANUS CAPITAL CORPORATION


Kansas City, Missouri

Stilwell Financial Inc. ("Stilwell"; the "Company") (NYSE: SV) announced today that it will purchase 600,000 shares of Janus Capital Corporation ("Janus") common stock from Thomas H. Bailey, the Chairman, President, Chief Executive Officer and founder of Janus. The 600,000 shares represent approximately 6.2% of Janus stock currently outstanding and one-half of the shares now owned by Mr. Bailey.

Upon completion of the transaction, Mr. Bailey will own approximately 6% of Janus and will continue to serve as its Chairman, President and Chief Executive Officer. "This is nothing more than the second phase of my estate plan that began in 1995 with the sale of my first block of 600,000 shares of Janus stock," Mr. Bailey said. "I'll turn 64 years old this year, and this is simply a prudent and logical move that's part of a long-term financial plan."

The purchase by Stilwell will increase its ownership of Janus to 88.7%. The closing of the purchase is expected to occur within approximately 30 days. Landon H. Rowland, Chairman, President and Chief Executive Officer of Stilwell, stated: "This purchase will provide Stilwell with an additional block of Janus stock that can be used to attract managerial talent, to provide greater incentives for key personnel at Janus and to assure management continuity. We respect Tom's desire to deal with estate and financial planning matters. Under his leadership, we expect that Janus will continue to provide outstanding long-term results and quality customer service for its mutual fund shareowners."

Since Mr. Bailey founded Denver-based Janus in 1969, the firm has focused on providing long-term investment performance through the rigorous analysis and selection of individual companies poised for success. The primary entities comprising Stilwell are Janus, Berger LLC, of which Stilwell owns 100% of the preferred limited liability company interests and approximately 87% of the regular limited liability company interests; Nelson Money Managers Plc, an 80% owned subsidiary; and DST Systems, Inc., an equity investment in which Stilwell holds an approximately 33% interest.

                            * * * * * * * * * *


This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and filed by the Company with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                                     ....... The End